Exhibit 99.2

LEGAL OPINION

To:   Huake Holding Biology Co., Ltd.(the “Company”)

Shuhe Road, Tangchi Town

Shucheng County, Lu’an City, Anhui Province

People’s Republic of China 231343

Re:   The initial public offering of the Company’s Class A ordinary shares

March 23, 2023

Dear Sirs/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel of Huake Holding Biology Co., Ltd. (the “Company”), a company incorporated with limited liability under the laws of the Cayman Islands, solely in connection with (i) the proposed initial public offering (the “Offering”) of 1,250,000 Class A ordinary shares, par value US$0.002 per share (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1 (File No. 333-257530), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Group Companies in the PRC.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“Tentative Measures”	mean the Tentative Measures for Administration of the Overseas Issuance and Listing of Securities by Domestic Enterprises (《境内企业境外发行证券和上市管理试行办法》), which were published by the China Securities Regulatory Commission (the “CSRC”) on February 17, 2023 and will become effective on March 31, 2023.

“M&A Rules”	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》), which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Group Companies”	mean the PRC Subsidiary and the Variable Interest Entity.

“PRC Shareholders “	mean all shareholders of PRC Subsidiary.

“PRC Laws”	mean any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC Subsidiary”	means the subsidiary of the Company established in the PRC which are, directly or indirectly, owned by the Company, i.e. Anhui Zhongruiyuan Biotechnology Co., Ltd. (“安徽中瑞源生物科技有限公司” in Chinese).

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Variable Interest Entity”	means the variable interest entity incorporated in the PRC, i.e. Anhui Aokai Fa Grease Technology Co., Ltd. (“安徽奥凯发油脂科技股份有限公司” in Chinese).

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Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;
(3)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company, the PRC Subsidiary and the Variable Interest Entity in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiary and the Variable Interest Entity have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(9)	that this opinion is limited to matters of the PRC Laws effective as of the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I.	Opinions

Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)	Incorporation and Existence of PRC Group Companies. Each of the PRC Group Companies has been duly incorporated and is validly existing as a limited liability company and has legal person status under the PRC Laws.

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(2)	Corporate Structure. The descriptions of the corporate structure of the PRC Group Companies and the arrangements and agreements relating to the Company’s corporate structure (the “VIE Agreements”) set forth in “Corporate History and Structure” section of the Registration Statement are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

(3)	VIE Agreements

(a)	Each of the VIE Agreements has been duly authorized, executed and delivered by the applicable PRC Group Companies and PRC Shareholders who are parties thereto; each of the applicable PRC Group Companies and PRC Shareholders has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of the applicable PRC Group Companies and PRC Shareholders has the power and capacity (corporate or otherwise) to enter into and to perform its/his obligations under such VIE Agreements.

(b)	Except as disclosed in the Registration Statement, no Governmental Authorizations are required under the PRC Laws in connection with the VIE Agreements or the performance of the terms thereof other than those already obtained, provided, however, any exercise by PRC Group Companies of their rights will be subject to: (a) the approval of and/or registration with the Governmental Agencies for the resulting equity transfer; and (b) the exercise price for equity transfer under the VIE Agreements complying with the PRC Laws.

(c)	There are, however, substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Governmental Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

(4)	Taxation. The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

(5)	Tentative Measure. According to the Tentative Measures which will become effective on March 31, 2023, Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (4) if, the domestic enterprise is being investigated according to law due to suspected crimes or major violations of laws and regulations, and there is no clear conclusion; (5) if there are material ownership disputes over the equity of the controlling shareholder or shareholders controlled by controlling shareholders and actual controllers. The Tentative Measures define the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million. Based on our understanding of the Tentative Measure, (1) if the Registration Statement is not declared to be effective by the SEC prior to March 31, 2023, PRC Group Companies will be required to comply with the filing requirements under the Tentative Measures in connection with this offering; (2) if the Registration Statement is declared effective by March 31, 2023, but the offering is not closed by September 30, 2023, the PRC Group Companies need to comply with the filing requirements and make the filings. Otherwise, PRC Group Companies will face corresponding penalties.

(6)	M&A Rules. Based on our understanding of the explicit provisions under the PRC Laws, a prior approval from the CSRC is not required for this Offering, because (i) the CSRC has not issued any definitive rule or interpretation concerning whether the Offering is subject to the M&A Rules as of the date hereof; (ii) each WFOE is a wholly foreign-owned enterprise which was initially established by means of direct investment and not through mergers or acquisitions of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules; and (iii) no explicit provision in the M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementation rules and interpretations in any form relating to the M&A Rules.

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(7)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provides for the recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, a PRC court will not enforce a foreign judgment against a company or its directors and officers if such PRC court decides that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(8)	Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Regulation”, “Management”, “Related Party Transactions”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

II.	Qualifications

This opinion is subject to the following qualifications:

(1)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(2)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(3)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Beijing DOCVIT Law Firm

Beijing DOCVIT Law Firm

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